Exhibit 5.1

ROPES & GRAY LLP 1211 AVENUE OF THE AMERICAS NEW YORK, NY 10036-8704 WWW.ROPESGRAY.COM

March 16, 2021

Hayward Holdings, Inc.

400 Connell Drive

Suite 6100

Berkeley Heights, New Jersey 07922

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with the registration statement on Form S-8 (the “Registration Statement”), filed by Hayward Holdings, Inc., a Delaware corporation (the “Company”), on the date hereof, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of 30,639,900 shares of Common Stock, $0.001 par value per share, of the Company (the “Shares”). The Shares are issuable under the Company’s Second Amended and Restated 2017 Equity Incentive Plan, the Company’s 2021 Equity Incentive Plan and the Company’s 2021 Employee Stock Purchase Plan (each, a “Plan” and collectively, the “Plans”).

We are familiar with the actions taken by the Company in connection with the adoption of the Plans. We have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the applicable Plan, the Shares will be validly issued, fully paid and nonassessable.

Hayward Holdings, Inc.	- 2 -

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP